                                                                    EXHIBIT 16.1

August 6, 1999



Securities and Exchange Commission
Washington, D.C. 20549

Re:  iGo Corporation
     File No. 333-

Dear Sir or Madam:

We have read the disclosures made in response to Item 304(a) of Regulation S-K as presented in the Form S-1 registration statement of iGo Corporation dated August 6, 1999, and agree with the statements contained therein.

Very truly yours,

GRANT THORNTON LLP